Exhibit 10.25

MASTER SEPARATION AGREEMENT

between

ALTICE N.V.

and

ALTICE USA, INC.

Dated as of May 18, 2018

ii

MASTER SEPARATION AGREEMENT

MASTER SEPARATION AGREEMENT, dated as of May 18, 2018, between Altice N.V., a Dutch public company with limited liability (naamloze vennootschap) (“ANV”) and Altice USA, Inc., a Delaware corporation (“ATUS”) (ANV and ATUS each a “Party” and together, the “Parties”).

WHEREAS, on January 8, 2018, ANV announced that it intended to effect a separation of ATUS and ANV (the “Separation”) by means of a special pro-rata distribution (the “Distribution”) in kind of substantially all of the shares of ATUS Common Stock (as defined below) owned directly or indirectly by ANV to the ANV shareholders out of ANV’s share premium reserve; and

WHEREAS, ANV and ATUS have determined that it is necessary and desirable to set forth the agreements that will effect the Separation and to set forth certain other agreements that will govern certain other matters following the Separation.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding or investigation by or before any Governmental Authority or arbitral tribunal.

“Advisory and Consulting Services Agreement” means that certain Advisory and Consulting Services Agreement, dated as of June 21, 2016, as amended on June 21, 2017 by and between ATUS and ANV.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” means this Master Separation Agreement between the Parties (including the Schedules hereto) and all amendments hereto made in accordance with the provisions of Section 11.09.

“AMI” means Altice Management International, a Swiss Company with a share capital of CHF 100,000, whose registered office is located at 15 rue Pierre Fatio, 1204 Geneva, Switzerland and which is registered with the Trade Registry of the canton of Geneva under number CHE-170.900.961.

“AMI Vendor Contract” means any Contract (a) between AMI or its predecessor, Altice Management Europe SA, and a third-party vendor that inures to the benefit or burden of any member of the ATUS Group and (b) that a member of the ATUS Group has, does, or may purchase products or services pursuant to the terms of such Contract.

“ANV Assets” means, without duplication, any and all Assets owned, directly or indirectly, by any member of the ANV Group as of the Effective Time other than the ATUS Assets.

“ANV Board” means the board of directors of ANV.

“ANV Business” means any business now or formerly conducted by ANV and its present and former Affiliates, other than the ATUS Business.

“ANV Group” means ANV and the Subsidiaries of ANV, other than ATUS and the ATUS Subsidiaries.

“ANV Liabilities” means, without duplication, any and all Liabilities of any member of the ANV Group as of the Effective Time, other than the ATUS Liabilities.

“ANV/ATUS Shared Policies” means (a) the Policies set forth on Schedule 7.01 and (b) any claims-made Policies entered into after the Distribution Date that are owned or maintained by any member of the ANV Group which relate to the conduct or operation of the ATUS Business prior to the Distribution Date.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“ATUS Assets” means, except as otherwise expressly provided in this Agreement or any Transaction Document, (a) all of the equity interests in the ATUS Subsidiaries, (b) all Assets of the ATUS Subsidiaries immediately prior to the Effective Time, (c) any Contract that exclusively relates to the ATUS Business, and (d) any and all Assets owned or held immediately prior to the Effective Time by ANV or any Subsidiary of ANV that are used exclusively in, or that exclusively relate to, the ATUS Business; provided that, for the avoidance of doubt, the ATUS Assets shall not include (i) any shares of ATUS Common Stock held by Neptune Holdings US LP or (ii) any ownership interest in the “Altice” brand.

“ATUS Business” means all business and operations conducted by any member of the ATUS Group, as described in the Registration Statement.

“ATUS Class A Common Stock” means the Class A common stock, par value $.01 per share, of ATUS.

“ATUS Class B Common Stock” means the Class B common stock, par value $.01 per share, of ATUS.

“ATUS Common Stock” means ATUS Class A Common Stock and ATUS Class B Common Stock.

“ATUS Group” means ATUS and the ATUS Subsidiaries.

“ATUS Liabilities” means (a) all Liabilities to the extent arising out of, resulting from, or relating to, the conduct of the ATUS Business, the ATUS Subsidiaries, or the ATUS Assets; and (b) any and all Liabilities to be assumed by ATUS pursuant to this Agreement or any Transaction Document.

“ATUS Subsidiaries” means the Subsidiaries of ATUS as of the date of this Agreement and any Subsidiary of any such entities and any direct or indirect Subsidiary of ATUS formed after the date of this Agreement and prior to the Distribution Date.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Amsterdam, The Netherlands.

“Confidential Information” means confidential or proprietary information concerning a Party and/or its Subsidiaries which, prior to or following the date of this Agreement, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other Party or its Subsidiaries, including pursuant to the provisions of Section 6.01, 6.02 or 6.05 or any other provision of this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such Party or its Subsidiaries or (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Contract” means any agreement, contract, obligation, indenture, instrument, lease, arrangement, commitment or undertaking (whether written or oral and whether express or implied).

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Distribution Date” means the date on which the Distribution occurs.

“Effective Time” means 12:01 a.m., Amsterdam time, on the Distribution Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Approvals” means any notice or report to be submitted to, or other filing to be made with, or any consent, registration, approval, license, permit or authorization to be obtained from, any Governmental Authority, in each case, in connection with the transactions contemplated hereby.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, commission or any court of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group” means the ANV Group or the ATUS Group, as the context requires.

“Indemnification Agreement” means that certain Indemnification Agreement, dated as of January 8, 2018, between ANV and ATUS.

“Indemnified Party” means an ATUS Indemnified Party or an ANV Indemnified Party, as the case may be.

“Indemnifying Party” means, as the case may be, (a) ANV pursuant to Section 5.02 or (b) ATUS pursuant to Section 5.03.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all claims, debts, demands, requirements, actions, causes of action,  suits, damages, liabilities, costs, expenses, interest, accruals, accounts payable, bonds, indemnities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured, reserved or unreserved or determined or determinable, including those arising under any Law or Action, whether asserted or unasserted, or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking.

“Local Conveyances” means the asset transfer agreements, share transfer agreements, bills of sale, and other documents between or among the applicable members of the ATUS Group and the applicable members of the ANV Group pursuant to which Transferred Assets will be transferred to the applicable members of the ATUS Group and the applicable members of the ANV Group in accordance with this Agreement.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of Exchange Act.

“Policies” means insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Pre-Distribution Tax Period” means any taxable period ending on or before the Distribution Date or the portion of any taxable period through the end of the Distribution Date.

“Registration Statement” means any registration statement of ATUS filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act in connection with the Separation, including the related US Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“RPT Policy” means the Related Party Transaction Policy of ATUS in effect on the date hereof and as such policy may be amended or modified.

“SEC” means the United States Securities and Exchange Commission or any successor agency thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled by such Person.

“Tax” or “Taxes” means all income, capital gain, gross receipts, windfall profits, severance, property, production, license, excise, net worth, franchise, capital, transfer, conveyance, stamp, stamp duty, ad valorem, sales, use, recording, employment, withholding, social security contributions and other taxes, duties, fees, charges or imposts, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Taxing Authority.

“Tax Benefit” means the actual reduction of Tax liabilities (calculated on the basis of the actual reduction in cash payments for Taxes) from an increase in deductions, losses or tax credits or decrease in the income, gain or recapture of tax credits that the Indemnified Party or any of its Affiliate actually reported or took into account.

“Taxing Authority” means any Governmental Authority that is responsible for the administration or imposition of any Tax, including any federal, national, international, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission and any court, tribunal or judicial or arbitral body empowered to issue binding decisions.

“Transaction Documents” means this Agreement, the Local Conveyances and each of the documents identified on Schedule 1.01.

“Transferred Assets” means, collectively, the ANV Assets and the ATUS Assets to be assigned, transferred, conveyed and delivered to the applicable members of the ATUS Group or the applicable members of the ANV Group, as the case may be, pursuant to Section 2.01(a).

“US Prospectus” means the prospectus with respect to the Separation included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

Section 1.02          Other Defined Terms.  The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

ANV	Preamble
ANV Indemnified Parties	§ 5.03
ANV Meeting Resolution	§ 4.02(c)
ANV Taxes	§ 10.01
Arbitration Request	§ 8.03(a)
Arbitration Rules	§ 8.03(a)
ATUS	Preamble
ATUS Indemnified Parties	§ 5.02
ATUS Taxes	§ 10.01
CEO Negotiation Request	§ 8.02
Dispute	§ 8.01
Distribution	Recitals
Losses	§ 5.02
Officer Negotiation Request	§ 8.01
Party	Preamble
Privilege	§ 6.04(a)
Privileged Information	§ 6.04(a)
Releasees	§ 5.01(a)
Replacement ATUS Contract	§ 2.02(c)
Replacement ATUS Contract Date	§ 2.02(c)
Separation	Recitals
Tax Contest	§ 10.02
Transferee	§ 2.01(c)
Transferor	§ 2.01(c)

Section 1.03          Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or Schedule to, this Agreement;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(f)            references to “day” or “days” are to calendar days;

(g)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)           references to a Person are also to its successors and permitted assigns;

(i)            when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(j)            references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars; and

(k)           any portion of this Agreement or any Transaction Document obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

ASSETS AND LIABILITIES

Section 2.01          Transfer of Assets; Treatment of Liabilities.

(a)           Transfer of Assets.  On the terms and subject to the conditions set forth in this Agreement, on or prior to the Effective Time:

(i)            ANV shall, on behalf of itself and the other members of the ANV Group, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed to ATUS or another member of the ATUS Group all of the members of the ANV Group’s’ right, title and interest, if any and to the extent of such right, title and interest, in and to the ATUS Assets owned or held by a member of the ANV Group as of the Distribution Date; and

(ii)           ATUS shall, on behalf of itself and ATUS’s Subsidiaries, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed to ANV or another member of the ANV Group all of its and the ATUS Subsidiaries’ right, title and interest, if any and to the extent of such right, title and interest, in and to the ANV Assets owned or held by a member of the ATUS Group as of the Distribution Date; and

(b)           Treatment of Liabilities.  On the terms and subject to the conditions set forth in this Agreement and except as specifically set forth herein or in any Transaction Document, (i) the members of the ANV Group, as applicable, shall retain all of the ANV Liabilities and (ii) ATUS and the ATUS Subsidiaries, as applicable, shall retain all of the ATUS Liabilities.

(c)           Costs and Expenses for Transfer of Assets and Liabilities.  Any costs and expenses incurred to effect any assignment, transfer, conveyance and delivery contemplated by this Section 2.01 (including any transfer effected pursuant to Section 2.01(e)) shall, except as set forth in any Transaction Document, be shared equally by the respective transferor (“Transferor”) and transferee (“Transferee”).  Other than costs and expenses incurred in accordance with the foregoing, nothing in this Section 2.01(c) shall require any Party or any other member of such Party’s Group to incur any material obligation or grant any material concession for the benefit of any member of the other Party’s Group in order to effect any transaction contemplated by this Section 2.01.

(d)           Local Conveyances.  In furtherance of the assignment, transfer, conveyance and delivery of the Transferred Assets contemplated by this Agreement, the Parties shall, and shall cause their respective Subsidiaries to, execute and deliver Local Conveyances, as and to the extent necessary, to evidence the assignment, transfer, conveyance and delivery of all of the applicable Transferor’s right, title and interest in and to the Transferred Assets to the applicable Transferee.

(e)           Assets Not Transferred.

(i)            Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any Asset, if an attempted direct or indirect assignment thereof without the consent of a third party or approval of a Governmental Authority would constitute a breach, default, violation or other contravention of the rights of such third party or Governmental Authority or of applicable Law, until such time as the necessary consent or approval is obtained.

(ii)           If any direct or indirect transfer or assignment by any Transferor, or any direct or indirect acquisition by any Transferee, of any interest in any Transferred Asset as contemplated by this Agreement requires the consent of a third party or approval of a Governmental Authority, then such transfer or assignment shall be made subject to such consent of a third party or approval of a Governmental Authority being obtained. The

Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to obtain any third-party consent or approval of a Governmental Authority that is required in order to effect the transactions contemplated herein.

(iii)          If any third-party consent or approval of a Governmental Authority referred to in Section 2.01(e)(ii) is not obtained prior to the Distribution Date, the Distribution shall, subject to the satisfaction of the conditions set forth in Article IV, nevertheless take place on the terms set forth herein, and the Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to establish arrangements under which, (A) on or prior to the Distribution Date, the applicable Transferee shall obtain the economic claims, rights and benefits associated with such Transferred Asset with respect to which the third-party consent or approval of a Governmental Authority has not been obtained; (B) on or prior to the Distribution Date, such Transferee shall have dominion and control over such Transferred Asset and the applicable Transferor of such Transferred Asset shall operate such Transferred Asset only as directed by such Transferee; and (C) from and after the Distribution Date, such Transferee shall assume the economic burden with respect to such Transferred Asset.

(iv)          If and when any such third-party consent or approval of a Governmental Authority is obtained after the Distribution, the assignment of the applicable Transferred Asset shall be promptly effected in accordance with the terms of this Agreement without the payment of additional consideration.

(v)           In the event that at any time after the Effective Time, a Party becomes aware that a Transferred Asset has not been transferred to the applicable Transferee pursuant to Section 2.01(a), the Parties shall, and shall cause their respective Subsidiaries to, cause the prompt transfer of such asset to the applicable Transferee.

Section 2.02          AMI Vendor Contracts.

(a)           From and after the date hereof (including following the Distribution Date), ANV shall, and shall cause AMI to, provide ATUS with fully executed copies of all AMI Vendor Contracts, as each AMI Vendor Contract may be amended, modified, abridged, or extended from time to time.

(b)           During the term of the AMI Vendor Contracts, ANV shall, and shall cause AMI and the other members of the ANV Group to, take such action or actions as may be reasonably requested by ATUS to enforce the terms of any AMI Vendor Contract as in effect on the date of this Agreement, including, if requested, at ATUS’s cost and expense, making any claim, suit, demand, or seeking any remedy appropriate under the law or contract, for the benefit of ATUS or the applicable member of the ATUS Group.

(c)           ATUS shall use commercially reasonable efforts to negotiate and execute a separate agreement with the third party vendors under the AMI Vendor Contracts identified on Schedule 2.02(c) to this Agreement (each such contract, a “Replacement ATUS Contract” and the earlier of July 31, 2018 and date on which such Replacement ATUS Contract is entered into, the “Replacement ATUS Contract Date”), which Replacement ATUS Contract shall be independent from the corresponding AMI Vendor Contract such that a failure by a member of the ANV Group to comply with a term of the applicable AMI Vendor Contract will not adversely impact the rights or benefits of the applicable member of the ATUS Group under the Replacement ATUS Contract, and such that a failure by a member of the ATUS Group to comply with a term of the applicable Replacement ATUS Contract will not adversely impact the rights or benefits of the applicable member of the ANV Group under the AMI Vendor Contract.  ANV shall, and shall cause the members of the ANV Group to, reasonably cooperate with ATUS in any such negotiations through July 31, 2018, as such date may be extended by mutual agreement of ATUS and ANV.  ATUS shall keep ANV and AMI reasonably informed of any material developments with respect to the negotiation and execution of each Replacement ATUS Contract, and, to the extent permitted pursuant to the terms of the applicable Replacement ATUS Contract, ATUS shall provide ANV and AMI a true, correct and complete copy of each executed Replacement ATUS Contract.  From and after a Replacement ATUS Contract Date, with respect to each such AMI Vendor Contract covered by a Replacement ATUS Contract,ANV and the other members of the ANV Group shall have no further obligations to any member of the ATUS Group under (A) Section 2.02(b), and (B) the AMI Vendor Contract replaced by the Replacement ATUS Contract.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.01          Transfer of ATUS Common Stock.  ANV shall take all such action as may be reasonably necessary or appropriate to cause the shares of ATUS Class A Common Stock and ATUS Class B Common Stock owned by CVC 3 B.V., a Dutch private company with limited liability and a wholly-owned subsidiary of ANV, to be distributed to ANV prior to the Distribution Date.

Section 3.02          Certificate of Incorporation and Bylaws.  On or prior to the Distribution Date, ANV and ATUS shall take or cause to be taken all necessary actions (including, with respect to the Second Amended and Restated Certificate of Incorporation of ATUS, the filing with the SEC of an information statement required by Rule 14c-2 under the Exchange Act) to approve and adopt the form of Second Amended and Restated Certificate of Incorporation of ATUS and Second Amended and Restated Bylaws of ATUS filed by ATUS with the SEC as exhibits to the Registration Statement filed by ATUS in connection with the Distribution, in each case, such that they become effective immediately following the Distribution.

Section 3.03          Transaction Documents.  On or prior to the Distribution Date, each of ANV and ATUS shall enter into, or, as applicable, shall cause another member or other members of their respective Groups to enter into, the applicable Transaction Documents.

ARTICLE IV

THE DISTRIBUTION

Section 4.01          Manner of the Distribution.  ATUS and ANV agree that the Distribution shall be effected as set forth in the Registration Statement to be filed by ATUS in connection with the Distribution, including with respect to the election of shares of ATUS Common Stock by shareholders of ANV, the proration of shares of ATUS Class B Common Stock in the event such shares of ATUS Class B Common Stock is oversubscribed and the treatment of fractional shares of ATUS Common Stock.

Section 4.02          Actions in Connection with the Distribution.

(a)           ATUS shall file such amendments and supplements to the Registration Statement as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Registration Statement as may be required by the SEC or applicable securities Laws.

(b)           The Parties shall cooperate in preparing and filing any filings (including any amendments thereto) to be made by ATUS with the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) and, if required, any other relevant regulators in other countries within the European Union under the Financial Markets Supervision Act or any other relevant Law in a country in the European Union in connection with the Separation or the Distribution.  The Parties shall each use commercially reasonable efforts to obtain all necessary approvals from the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) and, if required, such other relevant regulators with respect to such filings as soon as practicable.

(c)           ANV shall take or cause to be taken all reasonable actions necessary to duly call, give notice of, prepare and timely distribute to shareholders of ANV all documentation required under applicable Law to convene and hold a general meeting of the shareholders of ANV in order for ANV’s general meeting to adopt (i) the proposal to approve the separation of the U.S. business from ANV by way of a special distribution in kind in the form of shares in ATUS and (ii) the proposal to amend ANV’s articles of association and to authorize each lawyer and paralegal employed by De Brauw Blackstone Westbroek N.V. to execute the deed of amendment of ANV’s articles of association  (collectively, the “ANV Meeting Resolution”).

Section 4.03          Distribution Date.  ANV shall, in its sole discretion, determine (a) the Distribution Date, (b) subject to the RPT Policy, all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and (c) the timing of and conditions to the consummation thereof.  In addition, regardless of whether the conditions to the Distribution set forth in Section 4.04 have been satisfied or waived (to the extent permitted by applicable Law), the ANV Board may at any time and from time to time until the completion of the Distribution, (i) subject to the RPT Policy, decide to modify or change the terms of the Distribution or (ii) accelerate or delay the timing of the consummation of all or part of the Distribution.

Section 4.04          Conditions to Distribution.  Subject to Section 4.03, the Distribution shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the following conditions, which satisfaction or waiver (to the extent permitted by applicable Law) shall be determined by the ANV Board in its sole discretion and which conditions are for the sole benefit of the ANV Board and shall not give rise to or create any duty on the part of ANV or the ANV Board to waive (to the extent permitted by applicable Law) or not waive any such condition:

(a)           The ANV Meeting Resolution shall have been adopted by the requisite shareholder vote at the general meeting of the shareholders of ANV;

(b)           The board of directors of ATUS shall have declared a one-time dividend of $1,500,000,000 to the holders of the shares of ATUS Common Stock as of a record date prior to the Distribution Date;

(c)           Each Transaction Document shall have been executed by each party thereto;

(d)           The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e)           The prospectus prepared by ATUS in connection with the Distribution for the purposes of Article 3 of Directive 2003/71/EC of the European Parliament and the Council has been approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten);

(f)            (i) The Second Amended and Restated Certificate of Incorporation of ATUS shall have been approved and adopted by the affirmative vote of the holders of a majority of the aggregate voting power of all outstanding shares of capital stock of ATUS, (ii) ATUS shall have mailed or cause to be mailed to its stockholders an Information Statement on Schedule 14C with respect to such approval and adoption and the 20-day waiting period under Regulation 14C shall have elapsed, and (iii) ATUS shall have filed or caused to be filed with the Secretary of State of the State of Delaware the Second Amended and Restated Certificate of Incorporation following the completion of the 20-day waiting period under Regulation 14C;

(g)           There shall not be in effect any Law or any Governmental Order issued by a Governmental Authority of competent jurisdiction that enjoins or makes illegal the Separation; and

(h)           (i) The Governmental Approvals set forth on Schedule 4.04(g)(i) shall have been obtained and be in full force and effect, and (ii) the notices to the Governmental Authorities set forth on Schedule 4.04(g)(ii) shall have been delivered to each applicable Governmental Authority.

(i)            The Advisory and Consulting Services Agreement shall have been terminated.

ARTICLE V

MUTUAL RELEASE; INDEMNIFICATION

Section 5.01          Mutual Release.

(a)           Effective as of the Distribution and except as otherwise specifically set forth in this Agreement (including Section 5.01(b)) or in any of the other Transaction Documents, each Party, on behalf of itself and each of the other members of its Group, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the other Party and the other members of its Group, and their respective Representatives and their respective heirs, executors and administrators (such released Persons, the “Releasees”), of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both in law and in equity, arising out of, resulting from, or related to, events, circumstances or actions taken by the other Party occurring or failing to occur, in each case, at or prior to the Distribution.  No Party shall make, and no Party shall permit any other members of its Group or their respective Representatives to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any member of the Group of the other Party or any Releasees of the other Party with respect to any Liabilities released pursuant to this Section 5.01(a).

(b)           Nothing contained in Section 5.01(a) shall waive, release or otherwise discharge any Person from:

(i)            any right to enforce or any Liability provided for in, or resulting from, any Transaction Document;

(ii)           any Liability retained, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with any Transaction Document;

(iii)          any right to enforce or any Liability provided for in, or resulting from, any Contract in effect as of the Distribution between any member of the ATUS Group, on the one hand, and any member of the ANV Group, on the other hand;

(iv)          any Liability that the Parties have with respect to indemnification or contribution pursuant to this Agreement, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the other Transaction Documents; or

(v)           any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.01.

Section 5.02          Indemnification of ATUS.  Except as provided in any Transaction Document, ATUS, each other member of the ATUS Group and each of their respective officers, directors, employees and agents (collectively, the “ATUS Indemnified Parties”) shall, from and after the Distribution Date, be indemnified and held harmless by ANV from and against any and all claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) actually suffered or incurred by them (collectively, “Losses”), to the extent arising out of, or resulting from, (a) any ANV Liability or (b) any breach by any member of the ANV Group of any provision of this Agreement or any other Transaction Document, unless such Transaction Document expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.03          Indemnification of ANV.  Except as provided in any Transaction Document, ANV, each other member of the ANV Group and each of their respective officers, directors, employees and agents (collectively, the “ANV Indemnified Parties”) shall, from and after the Distribution Date, be indemnified and held harmless by ATUS from and against any and all Losses, to the extent arising out of, or resulting from, (a) any ATUS Liability or (b) any breach by any member of the ATUS Group of any provision of this Agreement or any other Transaction Document, unless such Transaction Document expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.04          Limitations on Indemnification.

(a)           For all purposes of this Article V, “Losses” shall be net of (i) any recovery or benefit (including insurance and indemnification) payable to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates receives such recovery or benefit and payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party; and (ii) any Tax Benefit actually realized by the Indemnified Party or any of its Affiliates in the taxable period in which the Loss occurred or in the two taxable periods immediately thereafter.

(b)           Each Party shall, and shall cause its respective Representatives to, take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that would reasonably be expected to give rise to any Losses.  No Party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

Section 5.05          No Right to Set-Off.  No Party shall have any right to set off any Losses under this Article V against any payments to be made by such Party pursuant to this Agreement or any other agreement between the Parties or their respective Affiliates, including any Transaction Document.

Section 5.06          Procedures for Indemnification.

(a)           An Indemnified Party shall (i) give prompt written notice to Indemnifying Party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify Indemnifying Party shall relieve Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is actually prejudiced by reason of such delay or failure) and (ii) permit Indemnifying Party to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party; provided that any Indemnified Party shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A)

Indemnifying Party has agreed in writing to pay such fees or expenses, (B) Indemnifying Party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from such Indemnified Party and employ counsel reasonably satisfactory to such Indemnified Party, (C) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to Indemnifying Party, (D) in the reasonable judgment of any such Indemnified Party (based upon advice of its counsel), a conflict of interest may exist between such Indemnified Party and Indemnifying Party with respect to such claims (in which case, if such Indemnified Party notifies Indemnifying Party in writing that such Indemnified Party elects to employ separate counsel at the expense of Indemnifying Party, Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such Person), in which case of such clauses (A) through (D), Indemnifying Party will pay the reasonable fees, disbursements or other charges of such additional counsel or counsels.  If the Indemnifying Party assumes the defense, the Indemnifying Party shall not have the right to settle such action without the consent of the Indemnified Party.  The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such Indemnified Party.  If such defense is not assumed by the Indemnifying Party, the Indemnifying Party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld, conditioned or delayed.

(b)           Notwithstanding anything to the contrary set forth in Section 5.06(a):

(i)            ANV shall not have the right to assume the defense of an Action for which an ATUS Indemnified Party is entitled to indemnification pursuant to Section 5.02 on behalf of such ATUS Indemnified Party (without the prior written consent of such ATUS Indemnified Party) if (A) such Action is brought by or before a Governmental Authority in the United States of America, (B) such Action seeks an injunction or equitable relief against such ATUS Indemnified Party, or (C) such Action relates to or arises in connection with any criminal or quasi criminal proceeding; and

(ii)           ATUS shall not have the right to assume the defense of an Action for which an ANV Indemnified Party is entitled to indemnification pursuant to Section 5.03 on behalf of such ANV Indemnified Party (without the prior written consent of such ANV Indemnified Party) if (A) such Action is brought by or before a Governmental Authority in a member state of the European Union, (B) such Action seeks an injunction or equitable relief against such ANV Indemnified Party, or (C) such Action relates to or arises in connection with any criminal or quasi criminal proceeding.

Section 5.07          Nominal Defendant Cooperation.  The Parties agree that, from and after the date hereof (including after the date of the Distribution), if an Action is made against an Indemnified Party by any Person who is not the Indemnifying Party or an Affiliate of the Indemnifying Party with respect to which an Indemnified Party is a nominal defendant, then the Indemnifying Party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action.

Section 5.08          Remedies.  Each of the Parties acknowledges and agrees that, notwithstanding anything herein to the contrary, (a) other than as provided in Section 11.12, (i) the indemnification provisions set forth in this Article V shall be the sole and exclusive remedies of the Parties and the parties to the Local Conveyances, as applicable, for any breach of any Local Conveyance and for any failure to perform and comply with any covenant or agreement in this Agreement or in any Local Conveyance; (ii) none of the Parties, their respective Representatives or any other Person may bring a claim under any Local Conveyance; and (iii) any and all claims arising out of, resulting from, or in connection with, the ATUS Assets, the ATUS Liabilities, the ATUS Business, the ANV Assets, the ANV Liabilities, the ANV Business or the transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement; and (b) notwithstanding anything herein to the contrary, no breach of this Agreement or any Local Conveyance shall give rise to any right on the part of any Party or the parties to the Local Conveyances, as applicable, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement, any Local Conveyance or any of the transactions contemplated hereby or thereby.  Each Party shall cause its Representatives to comply with this Section 5.08.

Section 5.09          Tax Indemnities.  The provisions of this Article V shall not apply with respect to Taxes (other than any Taxes that represent losses, claims or damages arising from any non-Tax claim) or Tax Contests, which shall be governed by the provisions of Article X.

ARTICLE VI

ACCESS TO INFORMATION; PRIVILEGE

Section 6.01          Provision of Corporate Records.  Other than in circumstances in which indemnification is sought pursuant to Article V or the Indemnification Agreement (in which event the provisions of such Article or Indemnification Agreement shall govern), and subject to appropriate confidentiality restrictions and restrictions for Privileged Information, after the Distribution Date, upon the prior written request by a Party for specific and identified information in the possession or control of the other Party or its Subsidiaries which relates to the requesting Party’s Group or its business, as the case may be, prior to the Distribution Date, such other Party shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such information (or the originals thereof if the Party making the request has a reasonable need for such originals).

Section 6.02          Retention of Records; Access to Information.  To facilitate the possible exchange of information pursuant to Section 6.01, this Section 6.02 and the other applicable provisions of this Agreement, until the later of the seventh anniversary of the Distribution Date or the expiration of the relevant period of the applicable statute of limitations (including any extension thereof), each Party shall, and shall cause the other members of its Group to, retain the books and records and financial and operational data relating to the periods prior to the Distribution.  Other than in circumstances in which indemnification is sought pursuant to Article V or the Indemnification Agreement (in which event the provisions of such Article or Indemnification Agreement shall govern), and subject to appropriate confidentiality restrictions and restrictions for Privileged Information, upon reasonable notice, each Party shall afford the Representatives of the other Party reasonable access (including the right to make, at such other Party’s expense, copies), during normal business hours, to the personnel, properties, books and records of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to such other Party or the conduct of its business prior to the Effective Time.  Nothing in this Section 6.02 shall require any Party to (i) violate any agreement with any third party regarding the confidentiality of information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information; (ii) jeopardize any Privilege; or (iii) contravene any applicable Law or fiduciary duty.

Section 6.03          Witness Services.  At all times from and after the Distribution Date, each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Group members’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that such persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved, except for Actions in which a Party or one or more members of its Group is adverse to the other Party or one or more members of its Group, with respect to which the provisions of Article V shall apply. A Party providing a witness to the other Party pursuant to this Section 6.03 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred.

Section 6.04          Privileged Matters.

(a)           Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the ATUS Group and the ANV Group, and that each of the members of the ATUS Group and the ANV Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”).  The Parties and their respective Group members shall have a shared Privilege with respect to all information subject to Privilege (“Privileged Information”) which relates to such pre-separation services.  For the avoidance of doubt, Privileged Information within the scope of this Section 6.04 includes services rendered by legal counsel retained or employed by any Party (or any other member of such Party’s respective Group), including outside counsel and in-house counsel.

(b)           Post-Separation Services.  The Parties recognize that certain legal and professional post-separation services will be rendered solely for the benefit of a member of the ATUS Group or of a member of the ANV Group, as the case may be, while other legal and professional post-separation services may be rendered with respect to Actions or other matters which involve members of both Groups. With respect to such post-separation services and related Privileged Information, the Parties agree as follows:

(i)            All Privileged Information relating to any Actions or other matters which involve members of both Groups shall be subject to a shared Privilege among the parties involved in the claims, proceedings, litigation, disputes, or other matters at issue.

(ii)           Except as otherwise provided in Section 6.04(b)(i), Privileged Information relating to post-separation services provided solely to members of one Group shall not be deemed shared between the Parties; provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information; or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c)           The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.04(a) or (b):

(i)            Subject to Section 6.04(c)(ii) and (iii), no Party may, and each Party shall cause the members of its Group not to, waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which a member of the Group of the other Party has a shared Privilege, without the written consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed.

(ii)           In the event of any litigation or dispute between or among the Parties, or any other members of their respective Groups, neither internal nor external counsel for the members of any Group, including with regard to the transactions contemplated herein, shall be subject to disqualification.  In the event of any litigation or dispute between or among the Parties or any other members of their respective Groups, each Party agrees not to, and to cause the members of its Group not to, request disqualification of any employee of any Party from providing legal services to its employer on the basis that it was a former employee of the other Party.

(iii)          If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party.  Each Party specifically agrees that it shall not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(iv)          Upon receipt by a Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Privileged Information subject to a shared Privilege or as to which the other Party has the sole right hereunder to assert a Privilege, or if a Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide such other Party a reasonable opportunity to review the Privileged Information and to assert any rights such other Party may have under this Section 6.04 or otherwise to prevent the production or disclosure of such Privileged Information.

(d)           The transfer of all information pursuant to this Agreement is made in reliance on the agreement of the Parties as set forth in this Section 6.04, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege.  The access to information being granted pursuant to Sections 6.01, 6.02 and 6.05, the agreement to provide witnesses and individuals pursuant to Section 6.03, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement or any other Transaction Document shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.05          Financial Statements and Accounting.

(a)           Each of ATUS and ANV agrees to provide the other Party and its auditors reasonable assistance and reasonable access to its and its Subsidiaries’ properties, books and records, other information and personnel set forth in this Section 6.05, from the Effective Time until the completion of each Party’s respective audit for the fiscal year ending December 31, 2018, (i) in connection with the preparation and audit of each Party’s respective quarterly and annual financial statements for the fiscal year ended December 31, 2018, and (ii) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Authority;

(b)           So long as both of ATUS and ANV are controlled by (i) Patrick Drahi, his heirs or Persons directly or indirectly under his or their control or formed for his or their benefit or (ii) an Affiliate of Patrick Drahi, his heirs or Persons directly or indirectly under his or their control or formed for his or their benefit, each of ATUS and ANV agrees to provide to the other Party and its auditors reasonable assistance, including information reasonably requested, in connection with the preparation of any disclosure regarding related party transactions required to be included in each Party’s quarterly and annual financial statements;

(c)           Without limiting subsections (a) and (b) of this Section 6.05, ANV shall provide all historical financial information reasonably requested by ATUS with respect to business operations related to (i) Altice Technical Services US Corp., (ii) i24 News US LLC, (iii) i24 News France S.A.S. and (iv) i24 News S.à r.l.

(d)           Except to the extent otherwise contemplated by the Transaction Documents, ATUS shall authorize and request its auditors to make reasonably available to ANV’s auditors the personnel performing its annual audits and work papers related thereto (subject to the execution of any reasonable and customary access letters that such party’s auditors may require in connection with such review of such work papers), in all cases within a reasonable time prior to ANV’s auditors’ opinion date, so that ANV’s auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of ATUS’ auditors as it relates to ANV’s auditors’ report on ATUS’ financial statements, all within sufficient time to enable ANV to meet its timetable for the filing of its annual financial statements with the applicable Governmental Authority.

Section 6.06                             Ownership of Information.  Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 6.07                             Confidentiality.  Notwithstanding any termination of this Agreement, the Parties shall hold, and shall cause each of the members of their respective Groups to hold, and shall each cause its and their other respective Representatives to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party; provided that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any member of their respective Groups are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against the other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, tax returns or other disclosures required by applicable Law, including the rules and regulations of any securities exchange such Party’s securities are traded on.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining.  In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

Section 6.08                             Reimbursement.  Except to the extent otherwise contemplated by this Agreement or any other Transaction Document, a Party providing information or access to information to the other Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such information or access to such information.

Section 6.09                             Liability for Information Provided.  No Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Article VI is found to be inaccurate, in the absence of intentional misconduct by the Party providing such information.

ARTICLE VII

CERTAIN OTHER MATTERS

Section 7.01                             Insurance.

(a)                                 ANV and ATUS agree to cooperate in good faith to provide for an orderly transition of the ANV/ATUS Shared Policies from the date hereof through the Effective Time. In no event shall ANV, any other member of the ANV Group or any ANV Indemnified Party have Liability or obligation whatsoever to any member of the ATUS Group in the event that any ANV/ATUS Shared Policy shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the ATUS Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)                                 From and after the Effective Time, with respect to any losses, damages and other Liabilities incurred by any member of the ATUS Group prior to the Effective Time, ANV will provide ATUS with access to, and ATUS may make claims under, the ANV/ATUS Shared Policies in place immediately prior to the Effective Time (and any extended reporting for claims made Policies), but solely to the extent that such ANV/ATUS Shared Policies provided coverage for members of the ATUS Group or the ATUS Business prior to the Effective Time; provided that such access to, and the right to make claims under, such ATUS Shared Policies, shall be subject to the terms, conditions and exclusions of such ANV/ATUS Shared Policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i)                                     ATUS shall notify ANV, as promptly as practicable, of any claim made by ATUS pursuant to this Section 7.01(b);

(ii)                                  ATUS and the members of the ATUS Group shall indemnify, hold harmless and reimburse ANV and the members of the ANV Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by ANV or any members of the ANV Group to the extent resulting from any access to, or any claims made by ATUS or any other members of the ATUS Group under, any ANV/ATUS Shared Policy pursuant to this Section 7.01(b), whether such claims are made by ATUS or its employees; and

(iii)                               ATUS shall exclusively bear (and neither ANV nor any members of the ANV Group shall have any obligation to repay or reimburse ATUS or any member of the ATUS Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by ATUS or any member of the ATUS Group under the ANV/ATUS Shared Policies as provided for in this Section 7.01(b). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the ATUS Group, on the one hand, and the ANV Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to insurance carriers (including any submissions prior to the Effective Time) of the applicable ANV/ATUS Shared Policy.  To the extent that the ANV Group or the ATUS Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to the insurance carrier of the applicable ANV/ATUS Shared Policy, the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium.  Subject to the following sentence, a Party may elect not to reinstate the policy aggregate.  In the event that a Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party.  A Party which elects to reinstate the policy aggregate shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

(c)                                  Except as provided in Section 7.01(b), from and after the Effective Time, neither ATUS nor any member of the ATUS Group shall have any rights to or under any of the Policies of ANV or any other member of the ANV Group.

(d)                                 All payments and reimbursements by ATUS pursuant to this Section 7.01 will be made within forty-five (45) days after ATUS’s receipt of an invoice therefor from ANV. ANV shall retain the exclusive right to control its Policies, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its Policies and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any ATUS Liabilities and/or claims ATUS has made or could make in the future, and no member of the ATUS Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with ANV’s insurers with respect to any ANV/ATUS Shared Policy, or amend, modify or waive any rights under any such ANV/ATUS Shared Policies.  ATUS shall cooperate with ANV and share such information as is reasonably necessary in order to permit ANV to manage and conduct its insurance matters as ANV deems appropriate.  ANV shall use commercially reasonable efforts to obtain extended reporting for any claims made Policies or portions of Policies with claims made coverage features for acts or omissions by any member of the ATUS Group incurred prior to the Effective Time. For the avoidance of doubt, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve third-party claims made against it or any member of its applicable Group covered under an applicable ANV/ATUS Shared Policy.

(e)                                  This Agreement shall not be considered as an attempted assignment of any ANV/ATUS Shared Policy or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the ANV Group in respect of any ANV/ATUS Shared Policy.

(f)                                   ATUS does hereby, for itself and each other member of the ATUS Group, agree that no member of the ANV Group shall have any Liability whatsoever as a result of the ANV/ATUS Shared Policy and insurance practices of ANV and the members of the ANV Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Section 7.02                             Bulk Sales Laws.  Each Party hereby waives compliance by each member of its Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to any of the transactions contemplated in this Agreement.

Section 7.03                             Corporate Opportunities.  ANV shall, and shall cause its Affiliates to, comply with the terms of the Second Amended and Restated Certificate of Incorporation (as it

may be amended from time to time) applicable to it, including the provisions of Article V (Corporate Opportunities).

Section 7.04                             Further Actions.

(a)                                 Except as otherwise provided in this Agreement, the Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law to execute and deliver the Transaction Documents and such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

(b)                                 From time to time after the Distribution Date, without additional consideration, each Party shall, and shall cause its Subsidiaries to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by the other Party to make effective the transactions contemplated by this Agreement and the other Transaction Documents.  Without limiting the foregoing, upon reasonable request of a Party, the other Party shall, and shall cause its respective Subsidiaries to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers as may be required for the transfer of direct or indirect ownership of the applicable Transferred Assets, as contemplated by this Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.01                             Good Faith Officer Negotiation.   Subject to Section 8.04 and except if the relevant Transaction Document provides otherwise, either Party seeking resolution of any dispute, controversy or claim with respect to the other Party or member of the other Party’s Group arising out of or relating to this Agreement or any Transaction Document (including regarding the validity, interpretation, breach or termination of this Agreement or any Transaction Document) (each a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”).  Within thirty (30) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation.  All such negotiations shall be conducted by members of senior management of each Party and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  If the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of the Officer Negotiation Request, and such thirty (30) day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good faith negotiations in accordance with Section 8.02.

Section 8.02                             CEO Negotiations.   If any Dispute is not resolved pursuant to Section 8.01, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within sixty (60) days of receipt of a CEO Negotiation Request, and such sixty (60) day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 8.03.

Section 8.03                             Arbitration.

(a)                                 In the event that a Dispute has not been resolved within sixty (60) days of the receipt of a CEO Negotiation Request in accordance with Section 8.02, or within such longer period as the Parties may agree to in writing, except if the relevant Transaction Document provides otherwise, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the then-current Rules of Arbitration of the International Court of Arbitration of the International Chamber of Commerce, except as modified herein (the “Arbitration Rules”).  The arbitration shall be held in (i) Paris, France or (ii) such other place as the Parties may mutually agree in writing.  The legal seat of the arbitration shall be New York, NY. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 8.03 will be decided by binding arbitration (x) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10,000,000; or (y) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $10,000,000 or more.

(b)                                 The panel of three (3) arbitrators will be chosen as follows:  (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator who shall have such qualifications as the Parties may mutually agree from time to time; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal.  In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the Arbitration Rules.  In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the Arbitration Rules.  If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request.  If the Parties cannot agree to a sole independent arbitrator, then upon written application by either Party, the sole independent arbitrator will be appointed pursuant to the Arbitration Rules; provided that the arbitrator shall have such qualifications as the Parties may mutually agree from time to time.

(c)                                  The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a claim by a Person who is not a member of the ANV Group or the ATUS Group). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 8.04, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VIII will toll the applicable statute of limitations for the duration of any such proceedings.

Section 8.04                             Litigation and Unilateral Commencement of Arbitration.   Notwithstanding the foregoing provisions of this Article VIII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 8.01, Section 8.02 and Section 8.03 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 8.01, Section 8.02 and/or Section 8.03 if such Party has submitted an Officer Negotiation Request, a CEO Negotiation Request and/or an Arbitration Request and the other Party has failed to comply with Section 8.01, Section 8.02 and/or Section 8.03 in good faith with respect to such negotiation and/or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the Arbitration Rules.  Immediately following the issuance of any preliminary provisional or injunctive relief pursuant to clause (a), the Party seeking such relief will consent to the stay of any judicial proceedings pending the resolution of the Dispute pursuant to the procedures set forth in Section 8.01, Section 8.02 and Section 8.03.

Section 8.05                             Conduct During Dispute Resolution Process.   Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Transaction Document to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VIII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE IX

DISCLAIMER

Section 9.01                             Disclaimer.   (a)  EACH OF THE PARTIES (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS RESPECTIVE GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR

FREEDOM FROM ANY ENCUMBRANCES OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY ENCUMBRANCE; AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b)                                 Each Party (on behalf of itself and each other member of its respective Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 9.01(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, any of the Parties or any other members of their respective Group are jointly or severally liable for any Liability allocated under this Agreement to a Party, then the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

Section 9.02                             Limitation of Liability.  IN NO EVENT SHALL ANY PARTY OR ANY OTHER MEMBER OF ANY GROUP BE LIABLE TO THE OTHER PARTY OR ANY MEMBER OF THE OTHER GROUP FOR PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT TO THE EXTENT AWARDED BY A COURT OF COMPETENT JURISDICTION IN CONNECTION WITH A THIRD-PARTY CLAIM.

ARTICLE X

TAX MATTERS

Section 10.01                      Tax Indemnification.  ANV shall be liable for, and shall indemnify and hold harmless the ATUS Group from and against, any liability for Taxes of any member of the ANV Group or imposed with respect to the income, receipts, property, profits, wages, capital, net worth, employees or operations of any member of the ANV Group attributable to any Pre-Distribution Tax Period (including, for the avoidance of doubt, any withholding Taxes imposed on payments made by any member of the ATUS Group to any member of the ANV Group) (the “ANV Taxes”).  ATUS shall be liable for, and shall indemnify and hold harmless the ANV Group from and against, any liability for Taxes imposed  on any member of the ATUS Group or imposed with respect to the income, receipts, property, profits, wages, capital, net worth, employees or operations of any member of the ATUS Group attributable to any Pre-Distribution Tax Period (including, for the avoidance of doubt, any withholding Taxes imposed on payments made by any member of the ANV Group to any member of the ATUS Group) (the “ATUS Taxes”).

Section 10.02                      Tax Contests.  Each Party shall promptly notify the other Party in writing upon receipt by such Party or any of its Affiliates of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement.  In the case of any Tax Contest relating to ANV Taxes that is undertaken against a member of the ATUS Group, ATUS shall (i) use reasonable best efforts to keep ANV informed regarding the progress and substantive aspects of such Tax Contest, (ii) offer ANV a reasonable opportunity to comment before submitting to any Taxing Authority any written materials prepared or furnished in connection with such Tax Contest, and allow ANV to participate in any related meeting or telephonic conference with the applicable Taxing Authority and (iii) not settle or otherwise dispose of any item subject to such Tax Contest that could reasonably be expected to adversely affect the ANV Group without obtaining the prior written consent of ANV, which consent shall not be unreasonably withheld, conditioned or delayed.  In the case of any Tax Contest relating to ATUS Taxes that is undertaken against a member of the ANV Group, ANV shall (i) use reasonable best efforts to keep ATUS informed regarding the progress and substantive aspects of such Tax Contest, (ii) offer ATUS a reasonable opportunity to comment before submitting to any Taxing Authority any written materials prepared or furnished in connection with such Tax Contest, and allow ATUS to participate in any related meeting or telephonic conference with the applicable Taxing Authority and (iii) not settle or otherwise dispose of any item subject to such Tax Contest that could reasonably be expected to adversely affect the ATUS Group without obtaining the prior written consent of ATUS, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.03                      Cooperation.  The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Party and its Affiliates reasonably available to such other Party. Each Party shall also make available to the other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 10.03 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax returns or in connection with any administrative or judicial proceedings relating to Taxes. In addition, in the event that a Party determines that the provision of any information or documents to the other Party could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Section 10.03 in a manner that avoids any such harm or consequence.

Section 10.04                      FIRPTA Certificate.  Prior to the Distribution Date, ATUS shall deliver to ANV a statement issued by ATUS, and dated not more than thirty (30) days prior to the Distribution Date, certifying that the shares of ATUS Common Stock do not constitute a U.S. real property interest pursuant to Treasury Regulations §§1.897-2(h) and 1.1445-5(b)(4)(iii).  ATUS shall provide notice of the issuance of such statement to the Internal Revenue Service pursuant to Treasury Regulation § 1.897-2(h)(2) on or before the thirtieth (30th) day after delivery of the statement to ANV.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01                      Termination.  This Agreement may be terminated and the Separation and the Distribution may be abandoned at any time prior to the Distribution Date by and in the sole discretion of ANV.

Section 11.02                      Survival of Covenants.  Except as expressly set forth in this Agreement or any other Transaction Document, all covenants and agreements contained in this Agreement and each of the other Transaction Documents shall survive the Distribution and remain in full force and effect in accordance with their applicable terms.

Section 11.03                      Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses.

Section 11.04                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective parties or delivery by electronic mail transmission

(providing confirmation of transmission) to the respective Parties.  Any notice sent by electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission.  Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail.  All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address or email address for a Party as shall be specified in a notice given in accordance with this Section 11.04:

(a)                                 if to ANV:

Altice N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

Email:                                    jeremie.bonnin@altice.net

                                                                        natacha.marty@altice.net

Attention:                 Jérémie Bonnin

                                                                        Natacha Marty

(b)                                 if to ATUS:

Altice USA, Inc.

One Court Square West

Long Island City, NY 11101

Email:                                    david.connolly@alticeusa.com

Attention:                 David Connolly

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

USA

Email:                                    spetepiece@shearman.com

daniel.litowitz@shearman.com

Attention:                 Scott Petepiece

Daniel Litowitz

Section 11.05                      Public Announcements.  From and after the Effective Time, the Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except: (a) as may be required by applicable Law or applicable stock exchange regulation, in which case the Party that is so required shall, to the extent legally permissible, consult with the other Party before issuing such press release or making such public statement; (b) for disclosures made that are substantially consistent with disclosure contained in any press release or public statement previously issued with the prior written consent of the other Party; or (c) as may pertain to disputes between ATUS or any other member of the ATUS Group, on one hand, and any ANV or any other member of the ANV Group, on the other hand.

Section 11.06                      Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

Section 11.07                      Entire Agreement; Construction.  This Agreement and the other Transaction Documents constitute the entire agreement of the Parties and their Affiliates with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.  In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Transaction Document, each of this Agreement and the other Transaction Documents, as applicable, is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.

Section 11.08                      Assignment.  This Agreement may not be assigned by a Party without the consent of the other Party; provided that a Party may assign this Agreement or any of its rights and obligations hereunder to one or more of its Affiliates without the consent of the other Party provided that (a) no such assignment shall relieve the assignor of any of its obligations hereunder and (b) such rights shall be assigned back to the assigning Party if such Affiliate ceases to be an Affiliate of the assigning Party.  Any attempted assignment that is not in accordance with this Section 11.08 shall be null and void.

Section 11.09                      Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each Party that expressly references the Section of this Agreement to be amended or (b) by a waiver in accordance with Section 11.10.

Section 11.10                      Waiver.  Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Party or conditions to such obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.  Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.  Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 11.11                      No Third-Party Beneficiaries.  Except (a) as provided in Article V relating to Indemnified Parties and for the release under Section 5.01 of any Person provided therein and (b) as specifically provided in any Transaction Document, this Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 11.12                      Specific Performance.  The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each Party agrees that, in the event of any breach or threatened breach by the other Party of any obligation contained in this Agreement, the non-breaching Party shall be entitled to (a) an order of specific performance to enforce the observance and performance of such obligation and (b) an injunction restraining such breach or threatened breach.  Each Party further agrees that the non-breaching Party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.13                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of Laws that would cause the Laws of another state to otherwise govern this Agreement.

Section 11.14                      Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION AMONG THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

Section 11.15                      No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of or resulting from the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of Article V).

Section 11.16                      Mutual Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 11.17                      Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

ALTICE N.V.

By:
	Name:	Dennis Okhuijsen
	Title:	Authorized signatory

[Signature Page to Master Separation Agreement]

ALTICE USA, INC.

By:
Name:
Title:

[Signature Page to Master Separation Agreement]

SCHEDULE 1.01

Transaction Documents

The following agreements have been or will be entered into in connection with the Separation:

1.                    Trademark License Agreement by and between Next Alt and ATUS

2.                    Amendment No. 2 to the Brand License and Services Agreement by and between Next Alt and ANV

3.                    Termination Agreement of Advising and Consulting Agreement by and between ATUS and ANV

4.                    Stockholders’ Agreement Termination Agreement by and among ANV, the ATUS and A4 S.A.

5.                    Stockholders’ Agreement by and among ATUS, Next Alt and A4 S.A.

6.                    Amended and Restated Stockholders and Registration Rights Agreement by and among ATUS, the Stockholders thereto and the other parties thereto

7.                    Stockholders Agreement by and between Next Alt and each of the following (either directly or through personal holding companies): Charlie Steward, Hakim Boubazine, Dexter Goei, Dennis Okhuijsen, Jérémie Bonnin, Jean-Luc Berrebi, Patrice Giami and Nicolas Rotkoff (collectively, the “ATUS Executives”)

8.                    Right of First Refusal Agreement Termination Agreement by and between ANV and each manager of ATUS, including the relevant ATUS Executives, who previously entered into a Right of First Refusal Agreement with ANV

9.                    Agreement and Plan of Merger, dated as of January 22, 2018, by and among CSC Holdings, LLC (“CSC”), Panacea Merger Sub LLC, Altice Technical Services US Corp. and Altice Technical Services B.V. (“ATS B.V.”)

10.             Amended and Restated Limited Liability Company Agreement of Altice Technical Services US, LLC by and among CSC, ATS B.V. and Altice Technical Services US, LLC

11.             LLC Unit Purchase Agreement, dated March 19, 2018, by and between CSC and ATS B.V.

12.             Stock Purchase Agreement by and between i24news B.V. and CVC 3 regarding the sale of all the capital stock of i24 US Corp.

13.             Stock Purchase Agreement by and between CVC 3 and ATUS regarding the sale of all the capital stock of i24 US Corp.

14.             Shares Purchase Agreement by and between SFR Presse and CVC 3 regarding the sale of all the capital stock of i24 news S.à r.l.

15.             Shares Purchase Agreement by and between CVC 3 and ATUS regarding the sale of all the capital stock of i24 news S.à r.l.

16.             Sale and Purchase Agreement by and between Altice Entertainment News & Sport SA and CVC 3 regarding the sale of all the capital stock of i24 News France S.A.S.

17.             Sale and Purchase Agreement by and between CVC 3 and ATUS regarding the sale of all the capital stock of i24 News France S.A.S.

18.             Proxy Agreement by and between Neptune Holding US LP and Next Alt

19.             Assignment and Assumption Agreement by and between CVC 3 and ATUS

20.             Third Amended and Restated Agreement of Limited Partnership of Neptune Holding US LP by and among Neptune Holding US LP, CVC 3 and the other Persons listed therein

21.             Amended and Restated Limited Liability Company Agreement of Neptune Holding US GP LLC by and between ATUS and Neptune Holding US GP LLC

22.             Indemnification Agreement, dated as of January 8, 2018, between ANV and ATUS

SCHEDULE 2.02(c)

Third Party Vendors

ATUS shall use commercially reasonable efforts to negotiate and execute a separate agreement with the third party vendors under the following AMI Vendor Contracts:

1.                    The Master Agreement, dated as of April 1, 2015, as amended, by and between Altice Management Europe and Sagemcom Broadband SA

2.                    Master Agreement for the Supply of Solutions and Associated Services, dated as of January 23, 2018, as amended, by and between Altice Management International, S.A. and Nagravision S.A.

SCHEDULE 4.04(g)(i)

Governmental Approvals

Approval by the following Governmental Authorities:

1.                    Federal Communications Commission

2.                    Department of Justice

3.                    Department of Public Service of New York

4.                    The Division of Telecommunications of New Jersey

5.                    Public Utilities Commission of California

6.                    Public Utilities Commission of Texas

SCHEDULE 4.04(g)(ii)

Governmental Authority Notices

Notice to the following Governmental Authorities:

1.                    New Mexico Public Regulation Commission

2.                    Louisiana Public Service Commission

3.                    Public Utilities Commission of Nevada

4.                    Mississippi Public Service Commission

5.                    North Carolina Utilities Commission

6.                    Public Utilities Commission of California (with respect to Video only)

7.                    State of Connecticut Public Utilities Regulatory Authority

SCHEDULE 7.01

ANV/ATUS Shared Policies

	Type of Insurance	Lead Insurance Company	Policy Number	Policy Term
1.	Directors & Officers Liability Insurance	AIG Europe Limited	SPRDP1700002	June 21, 2017 - June 21, 2018
2.	Commercial Property Insurance	XL Insurance America, Inc.	US00077299PR18A	January 1, 2018 - January 1, 2019
3.	Cyber/Network Security/Privacy	National Union Fire Insurance Company of Pittsburgh, PA	06-880-26-11	August 31, 2016 - July 1, 2018
4.	Crime Insurance	National Union Fire Insurance Company of Pittsburgh, PA	06-880-26-10	August 31, 2016 - July 1, 2018
5.	Employee Benefit Plan Fiduciary Liability Insurance	National Union Fire Insurance Company of Pittsburgh, PA	06-880-26-09	August 31, 2016 - July 1, 2018
6.	Employment Practices Liability Insurance	National Union Fire Insurance Company of Pittsburgh, PA	06-880-26-08	August 31, 2016 - July 1, 2018
7.	Special Risk (K&R)	Hiscox Insurance	HP16061/16	September 10, 2016 - August 31, 2019
8.	Commercial General Liability	XL Insurance America, Inc.	US00077296LI18A	January 1, 2018 - January 1, 2019
9.	Umbrella Liability	XL Insurance America, Inc.	US00077297LI18A	January 1, 2018 - January 1, 2019